Legg Mason Partners Income Trust
Western Asset Short-Term Bond Fund
Sub-item 77M



WESTERN ASSET SHORT-TERM BOND FUND
a series of LEGG MASON PARTNERS INCOME TRUST

       The Western Asset Short-Term Bond Fund, pursuant to the Agreement and Plan of Reorganization, acquired the assets and liabilities of the Western Asset Limited Duration
Bond Fund, effective October 5, 2012.



Legg Mason Partners Variable Equity Trust
Legg Mason ClearBridge Variable Equity Income Builder Portfolio
Sub-item 77M



LEGG MASON CLEARBRIDGE VARIABLE EQUITY INCOME BUILDER FUND a series of LEGG MASON PARTNERS VARIABLE EQUITY TRUST

       The Legg Mason ClearBridge Variable Equity Income Builder Fund, pursuant to the Agreement and Plan of Reorganization, acquired the assets and liabilities of the Legg Mason ClearBridge Variable Dividend Strategy Fund, effective April 29, 2011.